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Network Communications, Inc. Reports Fiscal Year 2009
Fourth Quarter Results

Fourth quarter
Revenue	$ 42.5 million
Operating Loss	$ (37.7) million
Net Loss	$ (42.0) million
EBITDA[1]	$ 3.7 million

LAWRENCEVILLE, GA, June 17, 2009 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended March 29, 2009.  The Company reported revenues of $42.5 million, down 28.8% from the same period in fiscal year 2008.  Operating loss was $(37.7) million compared to the operating profit of $2.2 million from the same period last fiscal year.  For the quarter, the net loss was $(42.0) million compared to a net loss of $(5.0) million in the same period of the prior fiscal year.  The Company recorded a noncash charge of $34.2 million in the quarter for goodwill impairment.  EBITDA for the fourth quarter decreased by $6.2 million or 62.8% from $9.9 million in the same period of fiscal year 2008 to $3.7 million in fiscal year 2009.

“The fourth quarter was challenging and disappointing as our Resale and Remodeling areas experienced significant revenue shortfalls.  We continued to grow our Apartment Finder brand however at a slower rate than previous quarters.  Although we continued to be effective in reducing our expense base, our EBITDA for the quarter was depressed by the decline in revenue, costs to realize the operating expense savings, an increase in bad debt expense and some non-recurring expenses,” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications, Inc.

Financial Highlights

FISCAL YEAR 2009 FOURTH QUARTER

Revenue:  Fourth quarter revenue was $42.5 million, a decrease of 28.8% from revenue of $59.8 million in the same period of fiscal year 2008.  Revenue from our resale and new sales product area was $17.0 million, a decrease of $13.4 million or 44.2% compared to $30.4 million in the same period of fiscal year 2008.  The Real Estate Book (“TREB”) had revenue of $12.1 million for the quarter which was down $10.3 million or 46.0% from the prior year quarter.   Revenue for our Unique Homes and Enclave publications was $0.9 million for the quarter, down $1.1 million or 54.5% from the fourth quarter of fiscal year 2008.  By Design Publishing contributed $1.8 million of revenue in the current quarter which was a decline of $1.4 million versus the year ago quarter. Rental and leasing product area revenue decreased by $0.1 million or 0.67% compared to the same period of fiscal year 2008.  Apartment Finder (“AF”) posted revenue growth of $0.6 million or 3.2% due to growth in ad pages across our markets.  This growth was offset by year-over-year declines in revenue from our Black’s Guide and Mature Living Choices brands of $0.5 million and $0.2 million, respectively.  The remodeling and home improvement product area posted revenue of $4.9 million, a decrease of $3.6 million or 42.4%, compared to the prior year quarter.

Operating (Loss) Profit:  Fourth quarter fiscal year 2009 operating loss was $(37.7) million compared to an operating profit of $2.2 million in the same period of fiscal year 2008.  The decrease resulted from the decline in revenue of $17.2 million and the fourth quarter goodwill impairment charge of $34.2 million, partially offset by a reduction of $11.4 million in operating expenses.

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Network Communications, Inc. Reports Fiscal Year 2009 Fourth Quarter Results—page 2

Depreciation and amortization expense for the fourth quarter of fiscal year 2009 was $7.2 million, a decrease of $0.3 million compared to $7.5 million in the same period of fiscal year 2008.

Goodwill Impairment:  As a result of declines in revenue and operating income in fiscal year 2009 and the current market value of its outstanding debt securities, the Company performed an assessment of goodwill for impairment under SFAS 142 as of December 7, 2008.  The first step assessment indicated an impairment of goodwill and as a result the Company recorded an estimated noncash impairment charge of $85.4 million in its statements of operations for the three periods and nine periods ended December 7, 2008.  During the fourth quarter the Company completed the second step of the assessment of its goodwill for impairment as of December 7, 2008, and recorded an additional charge of $6.6 million in the fourth quarter of fiscal year 2009. Due to continued declines in business conditions, the Company performed its annual impairment analysis which indicated impairment of its goodwill.  As a result, the Company recorded an additional impairment charge of $27.6 million in the fourth quarter of fiscal year 2009.

Net Loss:  Fourth quarter net loss was $(42.0) million compared to net a loss of $(5.0) million in the same period of fiscal year 2008.  Excluding the goodwill impairment charge, the year-over-year decline was the result of lower revenue and operating profit being partially offset by a decline in interest expense and an increase in income tax benefit.

EBITDA1:  EBITDA for the fourth quarter was $3.7 million, a decrease of $6.2 million or 62.8%, from the $9.9 million a year ago.  EBITDA is reconciled to Net Loss in the second table below.

Cash Flow:  Network Communications, Inc. generated $5.6 million in cash from operations during the fourth quarter of fiscal year 2009 compared to a use of $10.0 million in the same period of fiscal year 2008.  Cash capital spending was $1.8 million in the fiscal year 2009 fourth quarter, a decrease of $0.5 million from the $2.3 million in cash capital spending during the same period in fiscal year 2008.  The Company ended the quarter with a cash balance of $2.6 million.  At the end of the fourth quarter, the Company had no outstanding balance on its revolving loan facility.

Network Communications, Inc. Condensed Consolidated Statement of Operations (unaudited, in thousands)
	Quarter ended			Fiscal Year ended
	3/29/09	3/30/08	Change	3/29/09	3/30/08	Change

Revenue	$42,543	$59,761	-28.8%	$181,216	$223,726	-19.0%
Operating expenses	46,082	57,513	-19.9%	172,608	198,621	-13.1%
Impairment loss	34,170	—	—	119,522	—	—
Operating (loss) profit	(37,709)	2,248	—	(110,914)	25,105	—
Other expense:
Interest expense, net	(8,959)	(9,920)	-9.7%	(28,992)	(34,400)	-15.7%
Other (expense) income, net	(11)	107	—	77	70	10.0%
Loss before income taxes	(46,679)	(7,565)	—	(139,829)	(9,225)	—
Income tax benefit	(4,721)	(2,561)	84.3%	(14,418)	(3,047)	—
Net loss	$(41,958)	$(5,004)	—	$(125,411)	$(6,178)	—

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Network Communications Inc. Reports Fiscal Year 2009 Fourth Quarter Results—page 3

Network Communications, Inc. EBITDA[1] Reconciliation (unaudited, in thousands)
	Quarter ended		Fiscal Year ended
	3/29/09	3/30/08	3/29/09	3/30/08

Net loss	$(41,958)	$(5,004)	$(125,411)	$(6,178)
Loss on disposal of fixed assets	34	1	34	83
Impairment loss	34,170	—	119,522	—
Depreciation	2,167	2,203	6,995	6,872
Amortization	5,013	5,291	17,025	17,151
Interest expense, net	8,959	9,920	28,992	34,400
Income tax benefit	(4,720)	(2,561)	(14,418)	(3,047)
EBITDA[1]	$3,665	$9,850	$32,739	$49,281
1To supplement the consolidated financial results as determined in accordance with generally accepted accounting principles (“GAAP”), we present non-GAAP financial measures for “EBITDA”.  EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance.  EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance.   EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net loss as determined in conformity with accounting principles generally accepted in the United States of America.  EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Network Communications, Inc. Revenue Summary by Area (unaudited, in thousands)
	Quarter ended			Fiscal Year ended
	3/29/09	3/30/08	Change	3/29/09	3/30/08	Change

Revenue
Resale and new sales	$16,973	$30,440	-44.2%	$77,834	$117,369	-33.7%
Rental and leasing	20,671	20,810	-0.67%	79,149	74,038	6.9%
Remodeling and home improvement	4,899	8,511	-42.4%	24,232	32,319	-25.0%
Total	$42,543	$59,761	-28.8%	$181,215	$223,726	-19.0%

Network Communications, Inc. Reports Fiscal Year 2009 Fourth Quarter Results—page 4

Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2009 fourth quarter results on Thursday, June 18, at 10:00 a.m. EST.  The conference call number is (888) 554-7613 if you are in the U.S., or (973) 935-8644 if you are outside the U.S.  The conference ID is 13643323.  Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S.  The conference ID is 13643323.  The replay will be available for 10 days from the date of the call.

ABOUT NETWORK COMMUNICATIONS, INC.

Network Communications, Inc. is the leading publisher of printed and online real estate information in North America.  The Company was acquired by Court Square Capital Partners (formerly known as Citigroup Venture Capital Equity Partners, L.P) in January of 2005. Its magazines are read by 11 million readers in over 550 markets and deliver more than one million leads to advertisers each month.  Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, Mountain Living, New England Home, and Home by Design, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets.  Network Communications, Inc. is on a March fiscal year end.  Online magazine content can be accessed at www.livingchoices.com.  More information about NCI can be found at www.nci.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and  commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the year ended March 29, 2009 (SEC File No. 333-134701).

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CONTACT:  Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com